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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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McDermott International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McDermott International, Inc.

Bruce W. Wilkinson	1450 Poydras Street
Chairman of the Board and	P.O. Box 61961
Chief Executive Officer	New Orleans, Louisiana 70161-1961

April 4, 2003

Dear Stockholder:

      You are cordially invited to attend this year’s annual meeting of stockholders of McDermott International, Inc., which will be held on Wednesday, May 7, 2003, in the Pelican I Room of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, commencing at 9:30 a.m. local time. The notice of annual meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

      If your shares are held of record with EquiServe Trust Company, N.A., our transfer agent and registrar, we have enclosed a proxy card for your use. You may vote these shares by completing and returning the proxy card or alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If your shares are held by a broker or other nominee (i.e., in “street name”), they have enclosed a voting instruction form, which you should use to vote those shares. Whether you have the option to vote those shares by telephone or via the Internet is indicated on the voting instruction form.

      Your vote is important. Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares. If you attend the meeting, you may change your vote at that time.

      Thank you for your interest in our company.

Sincerely yours,

BRUCE W. WILKINSON

McDERMOTT INTERNATIONAL, INC.

1450 Poydras Street
P.O. Box 61961
New Orleans, Louisiana 70161-1961

Notice of 2003 Annual Meeting of Stockholders

       The 2003 Annual Meeting of the Stockholders of McDermott International, Inc., a Panama corporation, will be held in the Pelican I Room of the Hotel Inter-Continental at 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 7, 2003, at 9:30 a.m. local time, for the following purposes:

1. To elect four Directors;

2. To approve the retention of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      If you were a stockholder as of the close of business on March 28, 2003, you are entitled to vote at the meeting and at any adjournment thereof.

      Please indicate your vote as to the matters to be acted on at the meeting by following the instructions provided in the enclosed proxy card or voting instruction form, whether or not you plan on attending the meeting. If you attend the meeting, you may change your vote at that time.

      We have enclosed a copy of our 2002 Annual Report to Stockholders with this notice and proxy statement.

By Order of the Board of Directors,

JOHN T. NESSER, III
Secretary

Dated: April 4, 2003

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION
VOTING INFORMATION
Record Date and Who May Vote
How to Vote
How to Change Your Vote
Quorum
Proposals to Be Voted on; Vote Required and How Votes Are Counted
Confidential Voting
ELECTION OF DIRECTORS (ITEM 1)
Board of Directors and Its Committees
Directors’ Attendance and Compensation
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
COMPENSATION COMMITTEE REPORT
PERFORMANCE GRAPH
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option Exercises and Year-End Value Table
Change in Control Arrangements
Separation Agreements
Retirement Plans
AUDIT COMMITTEE REPORT
APPROVAL OF RETENTION OF INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003 (ITEM 2)
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDERS’ PROPOSALS
APPENDIX A - AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

PROXY STATEMENT FOR 2003 ANNUAL
MEETING OF STOCKHOLDERS

GENERAL INFORMATION

      We are mailing this proxy statement and accompanying proxy card to our stockholders beginning on April 4, 2003. Our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting to be held on May 7, 2003. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation for a fee that will not exceed $7,500, plus out-of-pocket expenses. In addition to solicitation by mail and by The Proxy Advisory Group of Strategic Stock Surveillance, LLC, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”), we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Thrift Plan”) or The Thrift Plan for Salaried Employees of Babcock & Wilcox Canada, the trustees of those plans have sent you this proxy statement and a voting instruction form, which you can use to direct the trustees on how to vote your plan shares.

VOTING INFORMATION

Record Date and Who May Vote

      Our Board of Directors selected March 28, 2003 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, EquiServe Trust Company, N.A., on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting. If your shares were held in street name on that date, the broker or other nominee that was the record holder of your shares has the authority to vote them at the Annual Meeting. They have forwarded to you this proxy statement seeking your instructions on how you want your shares voted.

      On the Record Date, 65,090,509 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

      You can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. By giving us your proxy, you will be directing us on how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time. If your shares are held in street name, the broker or nominee that holds your shares has the authority to vote them and has enclosed a voting instruction form with this proxy statement. They will vote your shares as you direct on their voting instruction form. You can vote by completing the enclosed proxy card or voting instruction form and returning it in the enclosed U.S. postage prepaid envelope. If your shares are held in street name and you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee.

      If your shares are held of record, you also will be able to give us your proxy by calling a toll-free telephone number or using the Internet — 24 hours a day, seven days a week. If your shares are held in street name, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares. In either case, you should refer to the instructions provided in the enclosed proxy card or voting instruction form. Telephone and Internet voting procedures have been designed to verify your identity through a personal identification or control number and to confirm that your voting instructions have been properly recorded. If you vote using either of these electronic means, you will save us return mail expense.

      You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote

      You may change your proxy voting instructions at any time prior to the stockholder vote at the Annual Meeting. For shares held of record, you may change your vote by written notice to our Corporate Secretary, granting a new proxy or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

      For shares held in street name, you should follow the instructions in the voting instruction form provided by your broker or nominee to change your vote. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds such shares for you.

Quorum

      The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares using the enclosed proxy card or voting instruction form (including any telephone or Internet voting procedures provided), your shares will be counted toward a quorum, even if you abstain from voting as to a particular matter. Broker non-votes (i.e., shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter) also will count for quorum purposes.

Proposals to Be Voted on; Vote Required and How Votes Are Counted

      We are asking you to vote on the following:

•	the election of Philip J. Burguieres, Ronald C. Cambre, Bruce DeMars and Bruce W. Wilkinson to Class I of our Board of Directors; and

•	to retain PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003.

      Each proposal, including the election of directors, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. For the proposal to retain PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003, you may vote “FOR” or “AGAINST” or abstain from voting. Because abstentions are counted for purposes of determining whether a quorum is present but are not affirmative votes for a proposal, they have the same effect as an “AGAINST” vote. Broker non-votes will have no effect on the vote on any of the proposals.

      If you submit a signed proxy card without specifying your vote, your shares will be voted “FOR” the election of all director nominees and the retention of PricewaterhouseCoopers as our independent accountants for fiscal year 2003. If you hold your shares in street name and you do not instruct your broker or nominee how to vote those shares, they may vote your shares as they decide as to matters for which they have discretionary authority under New York Stock Exchange rules. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” While broker non-votes will be counted toward a quorum, they are not entitled to vote on, or considered present for purposes of, any matters for which the broker or nominee lacks the authority to vote. Therefore, they will have no effect on the vote on any such matter.

      We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using its telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

      All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

      Earlier this year our Board of Directors fixed the number of directors constituting the entire board at eight directors. Our Articles provide that if the number of directors is reduced to seven or eight, Class III shall be eliminated and the directors distributed between Classes I and II. Accordingly, our Board of Directors has been reclassified from three classes to two classes. The term of office for our Class III directors was scheduled to expire at our 2003 Annual Meeting. In connection with the reclassification, we have determined to hold the election of our Class I directors at our 2003 Annual Meeting. The term of office for our Class I directors was previously scheduled to expire at our 2004 Annual Meeting. We will hold the election of our Class II directors at our 2004 Annual Meeting. The term of office for our Class II directors was previously scheduled to expire at our 2005 Annual Meeting.

      As part of the reclassification of directors, Bruce W. Wilkinson, who was appointed as a Class III Director in August 2000, was re-designated by the Board of Directors as a Class I Director, and Robert L. Howard, who was elected as a Class III Director at our 2000 Annual Meeting, was re-designated by the Board of Directors as a Class II Director. Messrs. Wilkinson and Howard were re-designated by the Board to establish an equal number of directors in each of the two classes of the Board of Directors.

      Each class will continue to be as nearly equal in number as possible. The term of office for each class will expire on the date of the second annual stockholders meeting for the election of directors following the most recent election of directors for that class. Our amended and restated By-Laws also provide that (1) a person shall not be nominated for election or re-election to our Board of Directors if such person shall have attained the age of 70 prior to the date of election or re-election and (2) any director elected or re-elected at or after that Annual Meeting who attains the age of 70 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 70, unless the application of this mandatory retirement provision is waived by the full Board of Directors, provided that any such waiver may only extend for one year. Although John W. Johnstone, Jr. has reached the mandatory retirement age of 70 for directors under our By-Laws, our Board of Directors waived the application of the mandatory retirement provision for a one-year period, allowing Mr. Johnstone to continue serving as a director until our Annual Meeting in 2004.

      Currently, our Class I Directors are Philip J. Burguieres, Ronald C. Cambre, Bruce DeMars and Bruce W. Wilkinson. On the nomination of our Board of Directors, Messrs. Burguieres, Cambre, DeMars and Wilkinson will stand for re-election as Class I Directors at this year’s Annual Meeting.

      Unless otherwise directed, the persons named as proxies in the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving. Set forth below under “Class II Directors” are the names of our other directors. All directors have been previously elected by the stockholders or are standing for election as directors at this year’s Annual Meeting.

      Set forth below is certain information (ages are as of May 7, 2003) with respect to each nominee for election as a director and each director of our company.

		Director
Name and Principal Occupation	Age	Since

Class I Nominees

Philip J. Burguieres	59	1990

Mr. Burguieres is Chief Executive Officer of EMC Holdings, LLC, and Vice Chairman of the Houston Texans, a National Football League franchise. He also serves as Chairman Emeritus and as a director of Weatherford International, Inc. (a diversified international energy services and manufacturing company) and formerly served that company as its Chairman of the Board from December 1992 to May 1998 and as its President and Chief Executive Officer from April 1991 to October 1996. He is also a director of J. P. Morgan Chase Bank (formerly Chase Bank of Texas, N.A., a national banking organization) and Newfield Exploration Company.

Ronald C. Cambre	64	2000

Until December 2001, Mr. Cambre was Chairman of the Board of Newmont Mining Corporation (an international mining company) from January 1995, and served as its Chief Executive Officer from November 1993 until his retirement in December 2000. He was also President of Newmont Mining Corporation from June 1994 to July 1999. Mr. Cambre is also a director of Cleveland-Cliffs Inc., W. R. Grace & Co. and Inco Limited.

Bruce DeMars	67	1997

Admiral DeMars has been a Partner in RSD, LLC, a firm that introduces new products and services to industry and government, since August 2001. Previously, he was a Partner in the Trident Merchant Group and also Chief Executive Officer of the Non-Proliferation Trust, Inc. from February 1998 to June 2001. From 1988 until his retirement from the Navy in October 1996, Admiral DeMars was Director, Naval Nuclear Propulsion, a joint Department of the Navy/ Department of Energy program responsible for the design, construction, maintenance, operation and final disposal of reactor plants for the United States Navy. He is also a director of Exelon Corporation.

Bruce W. Wilkinson	58	2000

Mr. Wilkinson has been Chairman of the Board and Chief Executive Officer of McDermott since August 2000. Mr. Wilkinson also served as President and Chief Operating Officer of McDermott from April 2000 to August 2002 and President and Chief Operating Officer of our subsidiary J. Ray McDermott, S.A. from July 2002 to February 2003. Previously, he was: Principal of Pinnacle Equity Partners, L.L.C. (a private equity group) from May 1999 to April 2000; Chairman and Chief Executive Officer of Chemical Logistics Corporation (a company formed to consolidate chemical distribution companies) from April 1998 to April 1999; President and Chief Executive Officer of Tyler Corporation (a diversified manufacturing and service company) from April 1997 to October 1997; Interim President and Chief Executive Officer of Proler International, Inc. (a ferrous metals recycling company) from July 1996 to December 1996; Chairman and Chief Executive Officer of CRSS, Inc. (a global engineering and construction services company) from October 1989 to March 1996; and President and Chief Executive Officer of CRSS, Inc. from 1982 to 1989. He is also a director of Cooper Cameron Corporation.

		Director
Name and Principal Occupation	Age	Since

Class II Directors

Joe B. Foster	68	1999

Mr. Foster has been Nonexecutive Chairman of the Board of Newfield Exploration Company (an oil and gas exploration company) since 1989. He served as Chief Executive Officer of Newfield Exploration Company from January 1989 to January 2000. From January 2000 to August 2000, he served as Interim Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated (an oilfield services company). He was also Executive Vice President of Tenneco Inc. from 1981 to 1988 and a director of Tenneco Inc. from 1983 to 1988. Mr. Foster is a past Chairman of the National Petroleum Council and has been a member of the Offshore Committee of the Independent Petroleum Association of America. Mr. Foster is also a director of New Jersey Resources Corporation.

Robert L. Howard	66	1997

Until his retirement in March 1995, Mr. Howard was Vice President Domestic Operations, Exploration and Production of Shell Oil Company, and President of Shell Western Exploration and Production Inc. from 1992, and President of Shell Offshore, Inc. from 1985. He is also a director of Southwestern Energy Company and Ocean Energy, Inc.

John W. Johnstone, Jr.	70	1995

Until his retirement in May 1996, Mr. Johnstone was Chairman of the Board from 1988 and Chief Executive Officer from 1987 of Olin Corporation (a manufacturer and supplier of chemicals, metals, defense-related products and services, and ammunition). He is also a director of Fortune Brands, Inc., The Phoenix Companies, Inc. and Arch Chemicals, Inc.

Richard E. Woolbert	69	1996

Until his retirement in January 1999, Mr. Woolbert was Executive Vice President and Chief Administrative Officer of McDermott from February 1995. Previously, he was Senior Vice President and Chief Administrative Officer of McDermott from August 1991.

Board of Directors and Its Committees

      Our Board of Directors maintains the following committees:

      Audit Committee. Our Audit Committee currently consists of Messrs. Foster (Chairman), Cambre, DeMars and Johnstone, all of whom meet the independence requirements of the New York Stock Exchange. During fiscal year 2002, the Audit Committee met seven times. The Audit Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent auditors are responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditor’s work. The following functions are the key responsibilities of the Audit Committee in carrying out its oversight:

•	recommending the appointment of our independent auditors to the Board of Directors;

•	reviewing the scope of the independent auditors’ examination and the scope of activities of our internal audit department;

•	reviewing our financial policies and accounting systems and controls and our audited financial statements and interim financial statements;

•	preparing a report for inclusion in our proxy statement regarding its review of our audited financial statements for the last fiscal year, which report includes a statement on whether it recommended that the Board include those financial statements in our Annual Report on Form 10-K for such fiscal year;

•	approving and ratifying the duties and compensation of our independent auditors, both for audit and non-audit services; and

•	reviewing and assessing, on an annual basis, the adequacy of the Audit Committee’s charter and recommending revisions to the Board.

      The committee also reviews our compliance with its guidelines and policies relative to business conduct and ethics. The committee meets separately with the independent auditors and with members of the internal audit staff, outside the presence of management or other employees of ours, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information. The Audit Committee and the Board of Directors are ultimately responsible for the selection, evaluation and replacement of the independent auditors.

      Our Board has adopted a written charter for the Audit Committee. A copy of the Charter, which was amended and restated earlier this year, is attached as an appendix to this proxy statement.

      Nominating & Governance Committee. Our Nominating & Governance Committee currently consists of Messrs. Burguieres (Chairman), Foster, Howard and Woolbert. During fiscal year 2002, the Nominating & Governance Committee met two times. This committee recommends to our Board of Directors (1) for approval and adoption, the qualifications, term limits and nomination and election procedures relating to our directors, and (2) nominees for election to our Board of Directors. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.”

      Compensation Committee. Our Compensation Committee currently consists of Messrs. Howard (Chairman), Cambre, DeMars and Johnstone. During fiscal year 2002, the Compensation Committee met five times. The Compensation Committee (1) determines the salaries of all our officers elected to their positions by our Board of Directors, and reviews and makes recommendations regarding the salaries of officers of our subsidiaries, (2) administers and makes awards under our stock, incentive compensation and supplemental compensation plans and programs, and (3) monitors and makes recommendations relating to our and our subsidiaries’ various employee benefit plans, such as retirement and pension plans, thrift plans, health and medical plans, and life, accident and disability insurance plans.

Directors’ Attendance and Compensation

      Directors’ Attendance and Fees; Insurance. During fiscal year 2002, our Board of Directors held ten meetings. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served. Employee directors are not paid for their services as directors or as members of any committee of the Board. All other directors are compensated as follows:

•	an annual stipend of $28,000;

•	a fee of $2,500 for each Board meeting personally attended and a fee of $1,000 for each Board meeting in which such director participates by telephone;

•	the chairman of each Board committee receives an annual fee of $3,000;

•	each other member of a Board committee receives an annual fee of $2,500; and

•	each committee member also receives a fee of $1,650 for each committee meeting personally attended and a fee of $1,000 for each committee meeting in which such director participates by telephone.

      We also provide travel accident insurance and health care benefits to nonemployee directors under the same terms and conditions applicable to our employees.

      Directors Stock Plans. In addition to the fees and benefits provided to our directors described above, we currently have a directors stock plan under which we have granted stock options and issued restricted stock to our nonemployee directors. A maximum of 100,000 shares of our common stock may be issued under the 1997 Director Stock Program, which we adopted and our stockholders approved in 1997. Under this directors stock plan:

•	each nonemployee director is granted options to purchase 900 shares of our common stock on the first day of the first year of such director’s term and 300 shares on the first day of any subsequent year of such term;

•	the options are granted at the fair market value of our common stock (average of high and low trading price) on the date of grant, become fully exercisable six months after the date of grant, and remain exercisable for ten years after the date of grant;

•	each nonemployee director is also granted rights to purchase 450 restricted shares of our common stock on the first day of the first year of such director’s term and 150 restricted shares on the first day of any subsequent year of such term at $1.00 per share;

•	the shares of restricted stock are subject to transfer restrictions and forfeiture provisions, which generally lapse at the end of a director’s term;

•	if a change in control of our company occurs, all transfer restrictions and forfeiture provisions on the shares of restricted stock will lapse and all outstanding stock options will become immediately exercisable; and

•	we granted 4,200 options to acquire common stock and 1,950 shares of restricted stock during fiscal year 2002.

      In addition, a maximum of 3,000,000 shares of our common stock may be issued to executives, key employees, nonemployee directors and consultants under our 2001 Directors and Officers Long-Term Incentive Plan (the “2001 LTIP”), which we adopted and our stockholders approved in 2002. Under this plan:

•	options, restricted stock, performance units and deferred stock units may be granted, from time to time, to directors in such number, and on such terms, as the Compensation Committee or the Board of Directors may determine;

•	any options granted must have an exercise price that is not less than the fair market value of our common stock (average of high and low trading prices) on the date of grant;

•	the Compensation Committee or the Board of Directors determines when the options become exercisable and the duration of the options, provided that no option may be exercisable later than the tenth anniversary of the date of grant;

•	any shares of restricted stock, performance units and deferred stock units granted are subject to such vesting restrictions, transfer restrictions and forfeiture provisions as the Compensation Committee or the Board of Directors establishes;

•	the Compensation Committee or the Board of Directors determines the treatment of awards in the event of a change in control of our company on an individual award basis; and

•	we granted 500 shares of restricted stock to each nonemployee director during fiscal year 2002.

      Grant of Deferred Stock Units to Ronald C. Cambre. On January 31, 2002, we made a one-time grant of 5,000 deferred stock units (“DSUs”) to Ronald C. Cambre. That grant was identical to DSU grants we made to our other directors in fiscal year 2000. Under the terms of the DSU grant, each DSU represents the right to receive one share of our common stock upon vesting, which is the earlier of the third anniversary of the grant date (if Mr. Cambre is still serving as a member of the Board) or the termination of his service as a Board member due to death, total and permanent disability, or approved retirement; provided that the receipt of shares underlying the DSU grant may be deferred by him for tax reasons. DSUs do not carry voting or cash dividend rights until vested and the underlying shares of common stock are issued; provided that they will accrue dividend equivalents in the form of additional DSUs if and when dividends are declared and paid on our common stock.

EXECUTIVE OFFICERS

      Set forth below is the age (as of May 7, 2003), the principal positions held with McDermott or certain subsidiaries, and certain other business experience information for each of our executive officers who is not a director of McDermott.

      Louis W. Burkart, 53, Vice President, Internal Audit of the Company since August 2002. Previously, he was: Director, Internal Audit from April 2002 to August 2002; Director, Environmental Safety, Health & Risk Management from May 1999 to April 2002; and Director, Corporate Insurance and Risk Management from June 1994 to May 1999.

      Robert A. Deason, 57, President and Chief Operating Officer of our subsidiary J. Ray McDermott, S.A. since March 2003. Previously, he was: Vice President, Operations for Fluor Corporation from March 1999 to January 2003; and Vice President, Project Management Production, Pipelines & Marine Services for Fluor Corporation from June 1997 to March 1999.

      James R. Easter, 46, Vice President, Finance and Treasurer of the Company since September 2002. Previously, he was: Assistant Treasurer of McDermott from May 2002 to September 2002; Vice President in the Retail Energy Solutions Group of Reliant Resources, Inc. from December 2000 to May 2002; associated with Industrial Growth Partners LP, a private equity fund, from January 2000 to December 2000; Vice President, Finance Origination of the Asia Pacific Group of Enron International, Inc., a subsidiary of Enron Corp., from June 1999 to January 2000; and a Director in the Risk Control Group of Enron Corp. from January 1996 to June 1999.

      John A. Fees, 45, President and Chief Operating Officer of our subsidiary BWX Technologies, Inc. since September 2002. Previously, he was President and General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, from September 1997 to November 2002.

      Thomas A. Henzler, 49, Vice President and Corporate Controller of McDermott since May 2001 and Vice President and Controller of J. Ray McDermott, S.A. since August 2002. Previously, he was Vice President — Tax Administration of McDermott from September 1989 to May 2001.

      Francis S. Kalman, 55, Executive Vice President and Chief Financial Officer of McDermott since February 2002. Previously, he was: Senior Vice President and Chief Financial Officer of Vector ESP, Inc. from March 2000 to February 2002; Principal of Pinnacle Equity Partners, LLC from April 1999 to March 2000; Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation from February 1998 to April 1999; and Senior Vice President and Chief Financial Officer of Keystone International, Inc. from May 1996 to September 1997.

      David L. Keller, 49, President and Chief Operating Officer of our subsidiary The Babcock & Wilcox Company (“B&W”) since January 2002. Previously, he was: Executive Vice President and Chief Operating Officer of B&W from March 2001 to January 2002; Senior Vice President, Service Group of B&W from February 2001 to March 2001; President of Diamond Power International, Inc. from March 1998 to February 2001; and General Manager of Diamond Power International from February 1997 to March 1998.

      John T. Nesser, III, 54, Executive Vice President, General Counsel and Corporate Secretary of McDermott since February 2001. Previously, he was: Senior Vice President, General Counsel and Corporate Secretary of McDermott from January 2000 to February 2001; Vice President and Associate General Counsel of McDermott from June 1999 to January 2000; and Associate General Counsel of McDermott from October 1998 to June 1999. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985.

      Fred R. Oehrlein, 58, Executive Vice President, Western Hemisphere, of our subsidiary J. Ray McDermott, S.A. since December 2002. Previously, he was: Executive Vice President, Operations of J. Ray McDermott from August 2002 to December 2002; Vice President and General Manager, Project Services & Compliance of J. Ray McDermott from February 1999 to July 2002; and Vice President and Group Executive, Western Hemisphere of J. Ray McDermott from April 1998 to January 1999.

      Louis J. Sannino, 54, Senior Vice President, Human Resources and Corporate Compliance Officer of McDermott since October 2000. Previously, he was: Vice President, Human Resources of McDermott from November 1998 to October 2000; and Director, Human Resources of McDermott from April 1989 to November 1998.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2003 by each director or nominee as a director, and each Named Executive Officer (as that term is defined under the caption “Compensation of Executive Officers”) and all our directors and executive officers as a group, including shares which those persons have the right to acquire within 60 days on the exercise of stock options.

Shares
Beneficially
Name	Owned

Philip J. Burguieres(1)	88,700
Ronald C. Cambre(2)	7,488
Bruce DeMars(3)	12,534
John A. Fees(4)	111,522
Joe B. Foster(5)	23,175
Robert L. Howard(6)	17,560
John W. Johnstone, Jr.(7)	17,705
Francis S. Kalman(8)	124,334
David L. Keller(9)	86,299
John T. Nesser, III(10)	220,796
Robert H. Rawle(11)	283,036
Bruce W. Wilkinson(12)	723,378
E. A. Womack, Jr.(13)	283,624
Richard E. Woolbert(14)	197,449
All directors and executive officers as a group (20 persons)(15)	2,601,824

(1)	Shares owned by Mr. Burguieres include 9,800 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,100 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(2)	Shares owned by Mr. Cambre include 6,325 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,100 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(3)	Shares owned by Admiral DeMars include 8,350 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,100 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(4)	Shares owned by Mr. Fees include 64,591 shares of common stock that he may acquire on the exercise of stock options, as described above, and 41,061 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 3,287 shares of common stock held in the McDermott Thrift Plan.

(5)	Shares owned by Mr. Foster include 7,450 restricted shares of common stock that he may acquire on the exercise of stock options, as described above, and 950 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(6)	Shares owned by Mr. Howard include 9,077 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,250 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(7)	Shares owned by Mr. Johnstone include 9,800 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,400 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(8)	Shares owned by Mr. Kalman include 53,334 shares of common stock that he may acquire on the exercise of stock options, as described above, and 60,000 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 11,000 shares held by a family limited partnership, of which he and his wife are the two sole general and limited partners. Mr. Kalman disclaims beneficial ownership of the 11,000 shares held by that family limited partnership, except to the extent of his pecuniary interest.

(9)	Shares owned by Mr. Keller include 57,670 shares of common stock that he may acquire on the exercise of stock options, as described above, and 25,898 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 2,731 shares of common stock held in the McDermott Thrift Plan.

(10)	Shares owned by Mr. Nesser include 133,433 shares of common stock that he may acquire on the exercise of stock options, as described above, and 76,009 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also included 2,354 shares of common stock held in the McDermott Thrift Plan.

(11)	Shares owned by Mr. Rawle include 160,591 shares of common stock that he may acquire on the exercise of stock options, as described above, and 81,621 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 3,311 shares of common stock held in the McDermott Thrift Plan.

(12)	Shares owned by Mr. Wilkinson include 440,167 shares of common stock that he may acquire on the exercise of stock options, as described above, and 221,906 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 1,305 shares of common stock held in the McDermott Thrift Plan.

(13)	Shares owned by Mr. Womack include 162,844 shares of common stock that he may acquire on the exercise of stock options, as described above, and 84,032 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 3,983 shares of common stock held in the McDermott Thrift Plan.

(14)	Shares owned by Mr. Woolbert include 126,027 shares of common stock that he may acquire on the exercise of stock options, as described above, and 950 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 5 shares of common stock held in a custodial account for an immediate family member under the Uniform Gifts to Minors Act as to which Mr. Woolbert disclaims beneficial ownership.

(15)	Shares owned by all directors and executive officers as a group include 1,480,101 shares of common stock that may be acquired on the exercise of stock options, as described above, and 653,173 restricted shares of common stock as to which they have sole voting power but no dispositive power. Also includes 28,303 shares of common stock held in the McDermott Thrift Plan.

      Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock, except that the 723,378 shares of common stock beneficially owned by Mr. Wilkinson constituted approximately 1.11% and the 2,601,824 shares of common stock beneficially owned by all directors and executive officers as a group constituted approximately 3.92% of the outstanding shares of common stock on March 1, 2003, in each case as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

		Amount and
		Nature of
		Beneficial		Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership		Class(1)

Common Stock	Merrill Lynch & Co., Inc. World Financial Center, North Tower 250 Vesey Street New York, NY 10381	5,918,998	(2)	9.11%
Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,542,700	(3)	6.99%
Common Stock	Al A. Gonsoulin 4655 Sweetwater Blvd., Suite 300 Sugar Land, TX 77479	4,000,000	(4)	6.16%
Common Stock	Vanguard Fiduciary Trust Company, in its capacity as trustee for certain employee benefit plan(s) 500 Admiral Nelson Blvd. Malvern, PA 19355	3,868,243	(5)	5.95%

(1)	Percent of class based on the outstanding shares of our common stock on March 1, 2003.

(2)	As reported on a Schedule 13G dated January 9, 2003.

(3)	As reported on a Schedule 13G dated December 31, 2002.

(4)	As reported on an amendment to Schedule 13G dated April 29, 2002.

(5)	As reported on a Schedule 13G dated February 10, 2003.

COMPENSATION COMMITTEE REPORT

To Our Stockholders

      The Compensation Committee is comprised of four independent, nonemployee directors who have no “interlocking” relationships with McDermott. This Committee exists to develop executive compensation policies that support McDermott’s strategic business objectives and values. Our duties include:

•	Reviewing and approving the design of McDermott’s executive compensation programs and all salary arrangements that its executives receive;

•	Assessing the effectiveness of McDermott’s executive compensation programs in light of its compensation policies; and

•	Evaluating executive performance.

Compensation Philosophy

      We adhere to an executive compensation philosophy that supports McDermott’s business strategies. These strategies are to:

•	Maximize profits;

•	Increase stockholder value;

•	Strengthen cash flow and liquidity;

•	Resolve B&W’s asbestos-related Chapter 11 reorganization proceeding in a timely and effective manner;

•	Reinforce operating discipline and excellence in each of McDermott’s operating groups; and

•	Pursue internal and external initiatives for growth.

      Our philosophy for executive compensation is to:

•	Manage compensation opportunities from a total compensation perspective that emphasizes at-risk compensation, while balancing short-term and long-term compensation to support McDermott’s business and financial strategic goals;

•	Structure compensation opportunities that are contingent on performance measures that drive growth and, to the extent possible, are fully competitive;

•	Reflect positive, as well as negative, company and individual performance in pay;

•	Emphasize equity-based compensation for McDermott executives to reinforce management’s focus on stockholder value;

•	Structure compensation programs that are flexible and focus, as appropriate, on issues that are unique to individuals and business groups; and

•	Provide pay opportunities that will attract and retain executive talent.

      McDermott’s executives participate in a comprehensive compensation program built around this philosophy. The key components of this program include base salary, annual bonus opportunities, long-term, equity-based incentives (stock options, restricted stock and performance units) and benefits.

      To ensure that its executive compensation levels are comparable to the practices of other similar companies, McDermott annually collects and reviews compensation data from several external sources. This data covers both specific industries in which McDermott competes and general industry. The industry-specific comparison is collected using a group of companies that have national and international business operations and sales volumes, market capitalizations, employment levels, and one or more lines of business that are comparable to McDermott’s. We review and approve the selection of companies used for this purpose. The general industry comparison group includes more companies than the peer group used in the performance graph included in this proxy statement.

      The Committee engaged the Apogee/ Management Compensation Group, an executive compensation consulting firm, to assist in revising McDermott’s executive compensation program to more clearly reflect a total compensation approach. Under this approach, McDermott’s executive compensation program focuses on competitive opportunities that are contingent upon the achievement of operational and financial performance goals. Individual opportunities are formulated by giving consideration to the executive’s position in the Company, individual accountabilities, corporate and unit objectives and compensation practices in the competitive marketplace.

Base Salary

      Generally, salaries reflect an individual’s level of responsibility, prior experience, breadth of knowledge, personal contributions, position within McDermott’s executive structure and market pay practices. Overall, salaries are targeted at or near the median of market practice, with annual adjustments based on performance. When making annual adjustments, we conduct a qualitative assessment that considers many factors, including individual performance, both past and present. The factors used in making this evaluation may vary by individual and by position.

      As part of the review conducted by Apogee/ Management Compensation Group, a thorough analysis was performed to compare current executive salaries with comparable industry benchmarks. The analysis determined that our salaries were generally within 10% of the market median considered to be fully competitive. As a result, we did not grant across-the-board salary increases to McDermott’s executives in 2002. Instead, we focused on a new structure for annual cash incentives and an increased emphasis on long-term incentives.

      During fiscal year 2002, Bruce W. Wilkinson served as McDermott’s Chief Executive Officer. During the year, Mr. Wilkinson’s base salary was increased by 20% to $600,000. Effective January 1, 2003, his salary was increased by 8.3% to $650,000. These adjustments reflect both assessments of competitive practices and the Compensation Committee’s evaluation of Mr. Wilkinson’s performance.

Annual Bonus

      As part of the short-term component of McDermott’s overall executive compensation program for the year ended December 31, 2002, we provided bonus opportunities to officers and key executives through McDermott’s Executive Incentive Compensation Plan (the “EICP”).

      For the year ended December 31, 2002, we provided annual bonus opportunities that focused on objectives that drive earnings and growth. Key employees at McDermott’s corporate headquarters and business groups whose effective performance can have a reasonable impact on McDermott’s tactical and strategic initiatives participated in the EICP. Each participant had a target award, expressed as a percentage (or multiplier) of their base annual salary. Business plan performance measures and individual performance measures were defined at the beginning of the year. A threshold, target and maximum level of performance was defined for each business plan measure. Target performance results in eligibility for payment of 100% of the targeted amount. Performance below the target, but above the threshold amount, and performance above the target, would result in a decreased or increased payout, respectively. Bonuses of up to 200% of individual target awards may be earned under the EICP.

      Given the nature of the operating losses encountered by McDermott’s J. Ray McDermott marine unit, attainment of the threshold performance and financial measures were not achieved for 2002. However, the resulting management restructuring has consumed much attention and has made satisfactory progress. Consequently, we approved and paid special bonuses to selected corporate staff and J. Ray McDermott executives who, under the terms of the EICP, would not have otherwise received incentive compensation. The awards, which were a fraction of the individuals’ target awards, were approved as a result of our assessment that these individuals performed commendably in 2002, relative to their individual performance measures, and their contributions merited recognition. Under this special bonus arrangement, Mr. Wilkinson received a $144,000 bonus for the year ended December 31, 2002. Executives at McDermott’s BWXT Group and B&W Group earned and received bonuses greater than their targeted bonus amounts under the EICP.

Long-Term Incentives

      McDermott believes that the interests of its stockholders are best served when a significant percentage of officers’ compensation opportunities is comprised of equity-based incentives that acquire value contingent upon increases in the share price of McDermott’s common stock and other indicators that reflect improvements in business fundamentals. In determining the size and frequency of individual long-term incentive awards, the Committee considers:

•	market practices among similar companies;

•	level of responsibility;

•	individual performance; and

•	the potential of the grant recipient to affect future outcomes.

      The Committee does not apply any specific weighting of these factors in its determinations.

      In 2002, McDermott awarded executives and key employees with equity-based incentives through the 1996 Officer Long-Term Incentive Plan and 2001 Directors and Officers Long-Term Incentive Plan (the “2001 LTIP”). It is McDermott’s intention to review compensation opportunities annually and to make awards under its long-term plans at such times and in such amounts as may be required to accomplish the objectives described above.

      Stock Options. Stock options are granted to McDermott’s executives to provide an equity-based incentive component to their compensation. In 2002, McDermott granted stock options at exercise prices equal to the fair market value of the underlying common stock on the date of grant.

      During the year ended December 31, 2002, McDermott granted Mr. Wilkinson options to acquire 200,000 shares of common stock at an exercise price of $14.50 per share. These options vest one-third on each of the first three anniversaries of the date of grant and have a term of 10 years.

      Performance Shares. In recent years, we granted to McDermott executives performance stock awards of restricted stock (“Performance Shares”) based on salary multiples corresponding to their titles and positions with McDermott and its subsidiaries. Performance Shares were awarded as notional grants of restricted stock. No shares were issued at the time of the notional grant. The number of shares of restricted stock actually received by a participant, if any, is determined on the second anniversary of the grant date by calculating the difference between the fair market value of a share of our common stock (based on the preceding 30-trading-day average) and the fair market value on the grant date. The difference is multiplied by the number of shares in an executive’s notional grant, and the resulting product is divided by the fair market value of our common stock as of the second anniversary of the grant date, calculated as described above. The resulting number is added to (in the case of an increase in share price) or subtracted from (in the case of a decrease in share price) the number of shares in an executive’s notional grant. The notional grant, as adjusted (to the extent not reduced to zero), is then issued to the executive as restricted stock on the second anniversary of the grant date. The restricted stock vests two years thereafter. Until then, the restricted shares are nontransferable and are subject to forfeiture under certain circumstances.

      Mr. Wilkinson received a notional grant of 59,040 shares of restricted stock on April 27, 2000. The two-year measurement period for these shares ended on April 27, 2002. Using the formula stated above, and as a result of the increase in McDermott’s common stock price, Mr. Wilkinson received 86,906 shares of restricted stock under the 1996 Officer Long-Term Incentive Plan on April 27, 2002, with a fair market value on the date of grant of $16.3789 per share. These shares are scheduled to vest on April 27, 2004.

      Restricted Stock. In fiscal year 2002, we made grants of restricted stock under the 2001 LTIP. Actual shares of stock were issued at the time of grant, the vesting of which is scheduled to occur upon the earlier of the fifth anniversary of the award date or the achievement of predetermined individual performance measures. Until those shares of restricted stock vest, they are nontransferable and subject to forfeiture under certain circumstances.

      In March 2002, Mr. Wilkinson received 50,000 shares of restricted stock.

      In August 2002, grants of restricted stock were made to a small number of executives as a retention tool and in recognition of performance. Mr. Wilkinson was granted 40,000 shares of restricted stock under the 2001 LTIP on August 8, 2002. These shares are scheduled to vest one-quarter on each of the first four anniversaries of the grant.

      Performance Units. McDermott introduced performance units as a new incentive and retention concept for its officers and key employees in 2003. The performance units will result in a cash payment at the end of a three-year measurement period if the predetermined performance measure is achieved.

Benefits

      Benefits offered to key executives serve a different purpose than the other elements of McDermott’s compensation program. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability or death. Benefits offered to key executives are generally the same as those offered to the general employee population, with some variation to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Policy with Respect to Section 162(m)

      Section 162(m) of the Internal Revenue Code limits McDermott’s tax deductions relating to the compensation paid to certain executive officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by McDermott’s stockholders. All of McDermott’s past executive compensation plans have received stockholder approval and were prepared with the intention that McDermott’s incentive compensation would qualify as performance-based compensation under Section 162(m).

      While we intend to continue to rely on performance-based compensation programs, we are cognizant of the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that the best interests of McDermott are achieved. To the extent consistent with this goal, we will attempt to satisfy the requirements of Section 162(m) in the future.

Conclusion

      We believe McDermott’s executive compensation policies and programs serve the interests of McDermott and its stockholders effectively, and that the various pay vehicles offered are appropriately balanced to provide appropriate motivation for executives to contribute to McDermott’s overall future success, thereby enhancing the value of McDermott for its stockholders’ benefit.

      We will continue to monitor the effectiveness of McDermott’s total compensation programs to meet the current needs of our company.

THE COMPENSATION COMMITTEE
R. L. Howard, Chairman
R. C. Cambre
B. DeMars
J. W. Johnstone, Jr.

PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in McDermott’s cumulative total return on its common stock over the preceding five-year period with the cumulative total return of the Standard & Poor’s 500 Stock Index and with a peer group of publicly traded companies over the same period. The peer group consists of Cal Dive International, Inc., Fluor Corporation, Foster Wheeler Corporation, Global Industries, Ltd., Gulf Island Fabrication, Inc., Halliburton Company, Jacobs Engineering Group, Inc., Oceaneering International, Inc., Stolt Offshore S.A., and Technip-Coflexip.

Comparison of 5-Year Cumulative Total Return*

McDermott International, Inc.; S&P 500; and Peer Group

*	Assumes $100 invested on December 31, 1997 in our common stock, the S&P 500, and the peer group, and the reinvestment of dividends as they are paid.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

McDermott International, Inc.	$100.00	$67.85	$25.20	$30.23	$34.50	$12.32
S&P 500	$100.00	$128.52	$155.53	$141.36	$124.63	$97.15
Peer Group	$100.00	$68.69	$88.01	$85.80	$49.96	$46.72

COMPENSATION OF EXECUTIVE OFFICERS

      The following table summarizes the annual and long-term compensation of our Chief Executive Officer, our four highest paid executive officers other than our CEO and two former executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

			Annual Compensation(1)				Long-Term Compensation

							Awards		Payouts

						Other	Restricted	Securities		All
	Principal	Period				Annual	Stock	Underlying	LTIP	Other
Name	Position	Ended	Salary	Bonus		Comp.(2)	Awards(3)	Options	Payouts	Comp.(4)

B.W. Wilkinson	Chairman & Chief	12/02	$600,000	$144,000		$0	$2,299,676	200,000	$0	$3,750
	Executive Officer	12/01	$500,004	$800,000		$0	$671,486	180,000	$0	$6,336
		12/00	$337,503	$350,000	(5)	$54,212	$0	303,500	$0	$0

J.A. Fees	President & Chief	12/02	$280,208	$195,615		$0	$348,293	64,800	$0	$4,508
	Operating Officer,	12/01	$260,000	$228,150		$0	$210,548	116,440	$0	$5,820
	BWX Technologies	12/00	$200,456	$116,128		$0	$0	32,300	$0	$5,630

F.S. Kalman(6)	Executive Vice	12/02	$307,576	$200,000	(7)	$0	$572,222	160,000	$0	$0
	President & Chief Financial Officer

D.L. Keller	President & Chief	12/02	$300,000	$212,520		$0	$175,730	0 (8)	$0	$4,500
	Operating Officer of	12/01	$240,295	$260,000		$52,817	$223,829	0	$0	$6,311
	B&W	12/00	$181,290	$82,593		$0	$0	0	$0	$5,427

J.T. Nesser, III	Executive Vice	12/02	$317,040	$52,312		$107,405	$649,772	84,000	$0	$4,508
	President, General	12/01	$313,590	$335,000		$0	$387,969	104,000	$0	$5,109
	Counsel & Corporate	12/00	$275,640	$100,000		$0	$0	36,100	$0	$7,177
	Secretary

R.H. Rawle	Former President &	12/02	$386,004	$0		$0	$800,496	73,600	$0	$4,505
	Chief Operating Officer,	12/01	$367,620	$370,000		$0	$401,698	107,680	$0	$5,106
	J. Ray McDermott	12/00	$365,200	$100,000		$0	$0	64,270	$0	$5,106

E.A. Womack, Jr.	Former President &	12/02	$385,440	$326,468		$0	$822,749	73,600	$0	$4,502
	Chief Operating Officer	12/01	$385,440	$396,000		$0	$399,310	107,040	$0	$5,105
	of BWX Technologies,	12/00	$382,940	$296,789		$0	$0	66,950	$0	$5,107
	and Former President of McDermott Incorporated and McDermott Technology, Inc.

(1)	Includes salary and bonus earned in a fiscal year, whether or not deferred. Bonuses are paid after the fiscal year during which they are earned.

(2)	The aggregate value of perquisites and other personal benefits received by a Named Executive Officer during a fiscal year is not included if it does not exceed the lesser of $50,000 or 10 percent of the total amount of such officer’s salary and bonus for that period. The amounts shown for Messrs. Wilkinson, Keller and Nesser are attributable to relocation expenses.

(3)	Includes restricted stock granted in 2002 and restricted stock issued in 2002 as a result of performance share awards granted during fiscal year 2000. The restricted stock awards are valued at the closing market price of common stock on the date of grant. The restricted stock issued as a result of the performance share awards are valued at the closing market price of common stock on the date the restricted stock was issued. McDermott waived the $1.00 per share payment requirement for the restricted stock issued as a result of the performance share awards.

As of December 31, 2002, the total number of all restricted stock held by the Named Executive Officers and their market value (based on a closing market price on December 31, 2002 of $4.38, net of any consideration paid for such shares) are as follows:

	Shares of	Market
Name	Restricted Stock	Value

Wilkinson	221,906	$971,948
Fees	41,061	$179,847
Kalman	60,000	$262,800
Keller	25,898	$113,433
Nesser	76,009	$332,919
Rawle	81,621	$357,500
Womack	87,222	$382,032

Dividends are paid on restricted stock at the same time and at the same rate as dividends paid to all stockholders. Grants of restricted stock in 2002 vest on the earlier of the fifth anniversary of the award date or the achievement of pre-determined individual performance measures. In the event of a change in control of our company, the Compensation Committee may cause all restrictions to lapse.

(4)	Amounts shown for each Named Executive Officer for the fiscal year ended December 31, 2002 are attributable to our matching contributions to such officer’s contribution under the McDermott Thrift Plan.

(5)	Includes a $100,000 signing bonus.

(6)	Reflects only the compensation paid to Mr. Kalman from the time he joined our company in February 2002.

(7)	Includes a $100,000 signing bonus.

(8)	B&W employees no longer participate in McDermott’s equity-based long-term incentive programs, as a result of the B&W Chapter 11 reorganization proceedings. Our Board of Directors has approved the 2002 Babcock & Wilcox Performance Incentive Plan for The Babcock & Wilcox Company. If approved in the B&W Chapter 11 reorganization proceedings, this plan would be available to provide long-term incentives to eligible B&W employees in the form of cash awards.

Option Grant Table

      The following table provides information about option grants to the Named Executive Officers during fiscal year 2002.

Option Grants in Fiscal Year 2002

	Individual Grants(1)

	Number of				Potential Realizable Value at
	Securities	% of Total			Assumed Annual Rates of
	Underlying	Options			Stock Price Appreciation for
	Options	Granted to	Exercise		Option Term(2)
	Granted in	Employees	Price (Per	Expiration
Name	2002	in 2002(3)	Share)(4)	Date	5%	10%

B.W. Wilkinson	200,000	12.88	$14.5000	03/06/12	$1,823,794	$4,621,853
J.A. Fees	32,000	2.06	$6.8200	09/16/12	$137,250	$347,818
	32,800	2.11	$14.5000	03/06/12	$299,102	$757,984
F.S. Kalman	160,000	10.30	$12.3516	02/01/12	$1,242,857	$3,149,643
D.L. Keller	0	—	—	—	—	—
J.T. Nesser, III	84,000	5.41	$14.5000	03/06/12	$765,994	$1,941,178
R.H. Rawle	73,600	4.74	$14.5000	03/06/12	$671,156	$1,700,842
E.A. Womack, Jr.	73,600	4.74	$14.5000	03/06/12	$671,156	$1,700,842

(1)	Options granted in fiscal year 2002 vest in equal installments of one-third on the first, second and third anniversaries of the date of grant and expire ten years from the date of grant. In general, vesting is contingent on continuing employment with us or one of our subsidiaries. In the event of a “change in control” of our company, all outstanding options will vest and become immediately exercisable.

(2)	Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, if the exercise price is $14.5000, a 5% annual growth rate over ten years results in a stock price of $23.62 per share, and a 10% rate results in a price of $37.61 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. Zero percent appreciation in stock price will result in no gain.

(3)	Based on options to acquire 1,553,190 shares of common stock granted to all employees of McDermott and its subsidiaries during fiscal year 2002.

(4)	Fair market value on date of grant.

Option Exercises and Year-End Value Table

      The following table provides information concerning the exercise of stock options during fiscal year 2002 by each of the Named Executive Officers and the value at December 31, 2002 of unexercised options held by those persons. The value of unexercised options reflects the increase (if any) in market value of our common stock from the date of grant through December 31, 2002 (when the fair market value of our common stock was $4.365 per share). The actual value realized on option exercise will depend on the value of our common stock at the time of exercise.

Aggregated Option Exercises in Fiscal Year 2002

and Fiscal Year-End Option Values

			Total Number of		Total Value of Unexercised,
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		Fiscal Year-End		Fiscal Year-End
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

B.W. Wilkinson	0	$0	262,333	421,167	$0	$0
J.A. Fees	0	$0	29,501	107,769	$0	$0
F.S. Kalman	0	$0	0	160,000	$0	$0
D.L. Keller	0	$0	32,247	45,423	$0	$0
J.T. Nesser, III	0	$0	58,734	165,366	$0	$0
R.H. Rawle	0	$0	78,741	166,809	$0	$0
E.A. Womack, Jr.	0	$0	80,313	167,277	$0	$0

Change in Control Arrangements

      Under our equity-based long term incentive compensation plans, upon a “change in control” of McDermott, all stock options will immediately become exercisable, all restrictions applicable to shares of restricted stock will immediately lapse, and all DSUs will immediately become vested.

Separation Agreements

      In connection with his retirement as President and Chief Operating Officer of BWX Technologies, Inc. and President of McDermott Incorporated and McDermott Technology, Inc. on December 31, 2002, Mr. Womack entered into a separation agreement with BWX Technologies. Pursuant to the separation agreement, Mr. Womack has been paid a bonus for 2002 in the amount of $326,468 under BWX Technologies’ variable supplemental compensation plan, in accordance with the provisions of the plan. Subject to restrictions on competition, confidentiality and related matters, Mr. Womack retained all of his vested and unvested stock options, restricted stock grants and DSUs. Mr. Womack’s stock options, restricted stock and DSUs will become exercisable or vested in accordance with the terms under which they were originally granted. McDermott consented to Mr. Womack’s early retirement under McDermott’s Supplemental Executive Retirement Plan (the “SERP”). On January 1, 2003, Mr. Womack began receiving benefits under the SERP and McDermott’s excess plan described below under “Retirement Plans,” subject to certain restrictions. In addition, Mr. Womack has entered into a consulting agreement with McDermott, which we may terminate for any reason upon 30 days advance written notice. Under the terms of the consulting agreement, Mr. Womack will provide consulting services related to the business of BWX Technologies and serve as a board member of some of its affiliated companies. BWX Technologies will pay Mr. Womack $15,000 per year for his services and $1,000 per board meeting attended and will also reimburse Mr. Womack for expenses related to his services.

      In connection with his retirement as President and Chief Operating Officer of J. Ray McDermott on July 1, 2002, Mr. Rawle entered into a separation agreement with J. Ray McDermott pursuant to which he continued to remain employed by J. Ray McDermott at the same base salary until December 31, 2002. Pursuant to the separation agreement, Mr. Rawle retained all of his vested and unvested stock options, restricted stock grants and DSUs, subject to certain restrictions on competition, confidentiality, nonsolicitation and related matters. Mr. Rawle’s stock options, restricted stock and DSUs will become exercisable or vested in accordance with the terms under which they were originally granted. McDermott consented to Mr. Rawle’s early retirement under the SERP, and on January 1, 2003, Mr. Rawle began receiving benefits under the SERP and McDermott’s excess plan described below under “Retirement Plans,” subject to certain restrictions.

Retirement Plans

      Pension Plans. We maintain retirement plans that are funded by trusts that cover substantially all regular full-time employees of McDermott and its subsidiaries, except certain nonresident alien employees who are not citizens of a European Community country or who do not earn income in the United States, Canada or the United Kingdom. Officers who are employees of McDermott or certain of its subsidiaries, including but not limited to McDermott Incorporated and B&W, are covered under The Retirement Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Retirement Plan”). Under the McDermott Retirement Plan, salaried B&W employees and other salaried employees who began their career with B&W (collectively, the “B&W tenured employees”) accrue benefits under a different formula than other participants in the plan. Officers who are employed by J. Ray McDermott or certain of its subsidiaries or affiliates are covered under The Retirement Plan of Employees of J. Ray McDermott Holdings, Inc. (the “J. Ray McDermott Retirement Plan”). As of March 31, 2003, benefit accruals under the J. Ray McDermott Retirement Plan ceased. Employees do not contribute to either of these plans, and company contributions are determined on an actuarial basis. To the extent benefits payable under these qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the applicable company or a subsidiary under the terms of unfunded excess benefit plans maintained by them (the “Excess Plans”). An employee must be employed by the applicable company or a subsidiary for one year prior to participating in the plans and must have five years of continuous service to vest in any accrued benefits under the plans, except that all employees participating in the J. Ray McDermott Retirement Plan on March 31, 2003 became fully vested at that time.

      The benefit formula under the McDermott Retirement Plan applicable to participants who are not B&W tenured employees is the same as those payable to employees covered under the J. Ray McDermott Retirement Plan, prior to the cessation of benefit accruals under the J. Ray McDermott Retirement Plan as described above. The following table shows the annual benefit payable to non-B&W tenured employees under the McDermott Retirement Plan and to J. Ray McDermott employees under the J. Ray McDermott Retirement Plan, at age 65 (the normal retirement age), who retire in 2003 in accordance with the lifetime-only method of payment and before profit sharing plan offsets. Benefits are based on the formula of a specified percentage (dependent on years of service) of average annual basic earnings (exclusive of bonus and allowances) during the 60 successive months out of the 120 successive months before retirement in which such earnings were highest (“Final Average Earnings”), less a specified percentage of anticipated social security benefits. As of December 31, 2002, Mr. Rawle had Final Average Earnings of $359,397 and 24.25 years of credited service under the J. Ray McDermott Retirement Plan and Messrs. Kalman, Nesser and Wilkinson had not vested in any accrued benefits under the McDermott Retirement Plan. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

McDermott Retirement Plan Benefits for Non-B&W Tenured Employees

and J. Ray McDermott Retirement Plan Benefits

	Annual Benefits at Age 65 for Years of Service Indicated

Final Average Earnings	10	15	20	25	30	35	40

325,000	52,101	78,152	104,203	130,254	156,304	182,355	208,406
350,000	56,268	84,402	112,536	140,670	168,804	196,938	225,073
375,000	60,435	90,652	120,870	151,087	181,304	211,522	241,739

      The following table shows the annual benefit payable under the McDermott Retirement Plan at age 65 (the normal retirement age) to B&W tenured employees who retire in 2003 in accordance with the lifetime-only method of payment. B&W benefits are based on the formula of a specified percentage (dependent on the level of wages subject to social security taxes during the employee’s career) of average annual earnings (inclusive of bonuses) during the 60 successive months out of the 120 successive months prior to retirement in which such earnings were highest (“B&W Final Average Earnings”). B&W Final Average Earnings and credited service under the McDermott Retirement Plan as of December 31, 2002 for Messrs. Fees, Keller and Womack were $351,021 and 23.58 years, $333,960 and 24.58 years and $700,191 and 27.25 years, respectively. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

McDermott Retirement Plan Benefits for B&W Tenured Employees

	Annual Benefits at Age 65 for Years of Service Indicated
B&W Final
Average Earnings	10	15	20	25	30	35	40

300,000	37,500	56,250	75,000	93,750	112,500	131,250	150,000
400,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000
500,000	62,500	93,750	125,000	156,250	187,500	218,750	250,000
600,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
700,000	87,500	131,250	175,000	218,750	262,500	306,250	350,000
800,000	100,000	150,000	200,000	250,000	300,000	350,000	400,000

      Supplemental Executive Retirement Plan. We maintain an unfunded Supplemental Executive Retirement Plan (the “SERP”) that covers certain of our officers and officers of some of our subsidiaries, including McDermott Incorporated, J. Ray McDermott and B&W. Generally, benefits are based on a specified percentage (determined by age, years of service and date of initial participation in the SERP) of final three-year average cash compensation (salary plus supplemental compensation for the highest three out of the last ten fiscal years of service) or three-year average cash compensation prior to the SERP scheduled retirement date, whichever is greater. The maximum benefit may not exceed 60% (depending on the date of initial participation in the SERP) of such three-year average cash compensation. Payments under the SERP will be reduced by an amount equal to pension benefits payable under any other retirement plan maintained by us or any of our subsidiaries. Before giving effect to such reductions, the approximate annual benefit payable under the SERP to Messrs. Wilkinson and Nesser if they remain employed with McDermott until retirement age as stated in the SERP is 30% and 48%, respectively, of each such person’s final three-year average cash compensation. Before giving effect to such reductions, the approximate annual benefit being paid to Messrs. Rawle and Womack is 29% and 45%, respectively, of each such person’s final three-year average cash compensation. The SERP also provides a surviving spouse death benefit.

      We have established a trust designed to provide funding for the payment of benefits arising under the SERP, the Excess Plans and certain other contracts and arrangements (collectively, the “Plans”) in the event of an effective change in control of McDermott. The trust is currently unfunded. Although we would retain primary responsibility for such payments, to the extent of the available assets, the trust would provide for payments to designated participants, in the form of lump-sum distributions, if certain events occur following an effective change in control of McDermott, including but not limited to our failure to make such payments and the termination of a participant’s employment under certain specified circumstances. In addition, with respect to benefits that otherwise would have been paid in the form of an annuity, the trust provides for certain lump-sum equalization payments, which, when added to the basic lump-sum payments described above, would be sufficient, after payment of all applicable taxes, to enable each active participant receiving a lump-sum distribution to purchase an annuity that would provide such participant with the same net after-tax stream of annuity benefits that such participant would have realized had he retired as of the date of the lump-sum distribution and began receiving annuity payments at that time under the terms of the applicable Plan, based on salary and service factors at the time of the effective change in control. In the case of designated participants who retire before an effective change in control and who receive a basic lump-sum distribution under the circumstances described above, the trust provides for similar lump-sum equalization payments, based on salary and service factors at the time of actual retirement.

AUDIT COMMITTEE REPORT

      Each year the Board of Directors appoints an audit committee to review McDermott International, Inc.’s financial matters. Each member of the audit committee meets the independence requirements established by the New York Stock Exchange. Our responsibilities as members of the audit committee include recommending to the Board an accounting firm to be hired as McDermott’s independent accountants. We are also responsible for recommending to the Board that McDermott’s financial statements be included in its Annual Report on Form 10-K for the fiscal year.

      In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, we have taken the following steps:

•	We discussed with PricewaterhouseCoopers LLP, McDermott’s independent accountants for the year ended December 31, 2002, those matters required to be discussed by Statements On Auditing Standards Nos. 61 and 90, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•	We conducted executive sessions with PricewaterhouseCoopers at each audit committee meeting, with no members of McDermott management present during those discussions. PricewaterhouseCoopers did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s Vice President, Internal Audit and regularly received reports regarding McDermott’s internal control procedures.

•	We discussed with PricewaterhouseCoopers its independence and received from PricewaterhouseCoopers a letter concerning its independence as required by applicable independence standards for auditors of public companies. This discussion and disclosure helped us in evaluating such independence. We also considered whether the provision of nonaudit services to McDermott is compatible with the auditors’ independence.

•	During 2002, McDermott migrated to an internal audit function staffed primarily with company employees. Ernst & Young is engaged on an as-needed basis based on particular areas of expertise.

•	We determined that, while McDermott has no policy prohibiting it, there were no former PricewaterhouseCoopers employees, who previously participated in the McDermott audit, engaged in the financial function of McDermott.

•	We have confirmed that the Corporate Compliance Officer of McDermott has reviewed the ethics and conflict of interest statements received from directors, officers, key employees and joint venture partners and has determined that there were no material instances of conflict of interest or breach of McDermott’s code of conduct reported. In addition, the Corporate Compliance Officer has reviewed the reports of incidents of noncompliance and has confirmed that the appropriate actions were taken and that adequate procedures are in place.

•	We reviewed and discussed with McDermott’s management and PricewaterhouseCoopers, McDermott’s audited consolidated balance sheet at December 31, 2002, and consolidated statements of loss, comprehensive loss, cash flows, and stockholders’ equity for the year ended December 31, 2002.

      Based on the reviews and actions described above we recommended to the Board that McDermott’s financial statements be included in its Annual Report on Form 10-K for its fiscal year ended December 31, 2002.

THE AUDIT COMMITTEE
Joe B. Foster (Chairman)
Ronald C. Cambre
Bruce DeMars
John W. Johnstone, Jr.

APPROVAL OF RETENTION OF

INDEPENDENT ACCOUNTANTS FOR
FISCAL YEAR 2003

(ITEM 2)

      Upon the recommendation of the Audit Committee, our Board of Directors has approved the retention of PricewaterhouseCoopers to serve as independent accountants to audit our accounts for fiscal year 2003. Although not required to do so, our Board of Directors is submitting the retention of PricewaterhouseCoopers to our stockholders for their approval. PricewaterhouseCoopers served as our independent accountants for fiscal years 2000, 2001 and 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      During the years ended December 31, 2002, and December 31, 2001, McDermott paid PricewaterhouseCoopers fees totaling $5,753,182 and $7,319,000, respectively, which can be categorized as follows:

	2002	2001

Audit
Aggregate fees for professional services rendered for the audits of the consolidated financial statements of McDermott, statutory and subsidiary audits, income tax provision procedures, and assistance with review of documents filed with the SEC	$4,234,655	$3,601,659

Audit Related
Aggregate fees for assurance and related services including benefit plan audits, accounting consultations, and other attest services not required by statute or regulation	$178,152	$205,751

Tax
Aggregate fees for tax services rendered for tax planning services, tax audits and appeals, and general tax advice	$289,345	$194,370

All Other
Aggregate fees for all other services rendered for claims management services and restructuring activities related to the Chapter 11 Bankruptcy filing of B&W and certain of its subsidiaries through August 30, 2002, internal audit services for the period January 1, 2001 to June 30, 2001, and risk management advisory services	$1,051,030	$3,317,220

Total	$5,753,182	$7,319,000

      McDermott’s Audit Committee has not yet adopted/enacted pre-approval policies and procedures for audit and non-audit services. Therefore, the proxy disclosure does not include pre-approval policies and procedures and related information. McDermott is early adopting components of the proxy fee disclosure requirements. The requirements do not become effective until periodic annual filings for the first fiscal year ending after December 15, 2003.

Recommendation and Vote Required

      Our Board of Directors unanimously recommends that stockholders vote “FOR” the retention of PricewaterhouseCoopers as our independent accountants for fiscal year 2003. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

CERTAIN TRANSACTIONS

      Newfield Exploration Company, a company of which Joe B. Foster (one of our directors) is the Non-executive Chairman of the Board and Philip J. Burguieres (another of our directors) is also a member of the Board of Directors, manages and operates an offshore producing oil and gas property for one of J. Ray McDermott’s subsidiaries under a production and operation agreement. Under the agreement, this subsidiary is required to pay Newfield (1) an operations management fee of $10,947 per month, (2) a marketing services fee at a rate of $.01/ MMBTU, with a minimum monthly fee of $1,500, (3) a minimum accounting and property supervision fee of $5,474 per month and (4) reimbursement for certain costs incurred by Newfield in connection with the agreement. During fiscal year 2002, this subsidiary paid approximately $925,000 to Newfield under the agreement. We estimate that this subsidiary will pay approximately $900,000 under the agreement during fiscal year 2003. This J. Ray McDermott subsidiary also sold natural gas at established market prices to Newfield. During fiscal year 2002, such natural gas sales were approximately $2.23 million. Another subsidiary of J. Ray McDermott also periodically enters into agreements to design, fabricate or install offshore pipelines or structures for Newfield. There were no such transactions between Newfield and J. Ray McDermott during the year ended December 31, 2002.

      From time to time, one or more of J. Ray McDermott’s subsidiaries purchases oil and gas pressure control equipment for customer projects from Cooper Cameron Corporation. Our Chairman and Chief Executive Officer, Bruce W. Wilkinson, is a director of Cooper Cameron Corporation. During fiscal year 2002, such purchases amounted to approximately $712,000.

      In 2002, McDermott relocated some of its executive officers from New Orleans, Louisiana to its offices in Houston, Texas, in order to establish a greater corporate presence in Houston. McDermott provided those employees with professional relocation assistance. McDermott’s domestic relocation policy provides financial and professional relocation assistance to qualifying employees through its third-party relocation administrator. In 2002, McDermott expended approximately $300,000 for these relocations. The fair market value of homes entered into McDermott’s relocation program was determined by averaging the appraisals received from independent real estate appraisers solicited by McDermott’s third-party relocation administrator.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2002.

STOCKHOLDERS’ PROPOSALS

      Any stockholder who wishes to have a qualified proposal considered for inclusion in our 2004 proxy statement must send notice of the proposal to our Corporate Secretary at our principal executive office no later than December 6, 2003. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

      In addition, any stockholder who intends to submit a proposal for consideration at our 2004 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our By-Laws, such notice must (1) be received at our executive offices no earlier than January 8, 2004 or later than February 7, 2004 and (2) satisfy certain requirements. A copy of the pertinent By-Law provisions can be obtained from our Corporate Secretary on written request.

By Order of the Board of Directors,

JOHN T. NESSER, III
Secretary

Dated: April 4, 2003

APPENDIX A

McDERMOTT INTERNATIONAL, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Preamble

      The Audit Committee of the Board of Directors of McDermott International, Inc. (hereinafter sometimes the “Company” or “McDermott”) adopts this charter.

I.	Purpose

      The primary function of the Audit Committee (the Committee) is to assist the Board of Directors (the Board) in fulfilling its oversight responsibilities with respect to financial reports and other financial information provided by the Company to the stockholders and others by carrying out the following duties:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s outside auditors and the internal auditing department.

•	Provide an open avenue of communication among the outside auditors, financial and senior management, the internal audit department and the Board.

II.	Committee Composition

      The Committee will be composed of not less than three members of the Board. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

      The Committee membership shall meet the independence requirements of the New York Stock Exchange (NYSE), as defined in the NYSE Listed Company Manual and other regulatory bodies as appropriate. Accordingly, all of the members will be directors independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member.

      The members of the Committee shall be elected by the Board at each annual organizational meeting and shall serve until the Board’s next annual organizational meeting and their successors are duly elected and qualified. Unless a chair is elected by the full Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.

      The Audit Committee shall have the authority to engage independent counsel or other advisors, as it determines necessary to carry out its duties. An outside consultant is to provide accounting and financial management expertise.

III.	Meetings

      The Committee shall meet at least four times annually or more frequently as circumstances dictate. A detailed written agenda shall be prepared and distributed in advance.

      The Committee shall meet at least annually with management, the internal audit director and the outside auditors, in separate executive sessions, to discuss any matters that the Committee or any of these individuals or groups believe should be discussed privately. The Committee shall maintain a high degree of independence both in establishing its agenda and directly accessing various members of McDermott International and subsidiary management.

      The Committee will maintain written minutes of all its meetings, which will be available to every member of the Board.

IV.	Responsibilities and Duties

      The Committee’s principal responsibility is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the outside auditors are responsible for auditing and reviewing those financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the outside auditors, have more knowledge and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent accountants’ work.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Disclosure and Reporting

      1. Review this charter periodically, as conditions dictate, but at least annually, and update the charter if necessary or appropriate. McDermott will state in its annual proxy statement that a written charter has been adopted and include a copy of the charter as an appendix to the proxy statement once every three years.

      2. Include a report in its annual proxy statement, with the names of all Committee members, stating whether the Committee:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with the outside auditors matters requiring discussions by the Statement on Audit Standards (SAS) No. 61, Communication with Audit Committees;

(3) received the written disclosures and letter from the outside auditors required by Independence Standards Board No. 1, and discussed with the outside auditors their independence; and

(4) based on that review and discussion, recommended to the full Board that the audited financial statements be included in McDermott’s Form 10-K.

      3. Ensure that McDermott provides the NYSE written confirmation regarding:

(1) any determination the Board has made regarding the independence of directors;

(2) financial literacy of Committee members;

(3) the determination that at least one of the Committee members has accounting or related financial management expertise; and

(4) the annual review and reassessment of the adequacy of the Audit Committee charter.

      4. Disclose in the proxy statement whether the Audit Committee members are “independent” as defined in the applicable listing standards, and disclose certain information regarding any director on the Audit Committee who is not “independent.”

Documents/ Reports Review

      5. Review the Company’s annual and quarterly financial statements, related footnotes and disclosures, earnings announcements and any other significant reports or other financial information with financial management and the outside auditor, including any matters of the type described in SAS No. 61, prior to being submitted to the Securities and Exchange Commission or to the public. The chair of the Committee may represent the entire Committee for purposes of this review.

      6. Review significant internal audit reports and management’s responses with the Vice President of Internal Audit.

      7. The Audit Committee will receive a report from the Registered Public Accounting Firm (RPAF), PricewaterhouseCoopers, that contains all “critical policies and practices to be used all alternative treatments of financial information within (GAAP) that have been discussed with management ramifications of the use of such alternative disclosures and treatments, and the treatment preferred” by the firm.

Outside Auditors

      8. Recommend to the Board each year, a firm of independent certified public accountants to serve as McDermott’s principal independent auditors. The outside auditor is accountable to the Board and the Committee which have the ultimate authority and responsibility to select, evaluate and nominate the outside auditor to be proposed for shareholder approval or ratification. The Board will not recommend a registered public accounting firm to perform an audit if the company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Controller (or equivalent) was employed by the audit firm and participated in the Company’s audit during the one year period preceding the date of initiation of the current audit.

      9. The Audit Committee shall pre-approve all non-audit services, except for de minimus exemptions. All non-audit services provided by the RPAF not expressly forbidden by The Sarbanes-Oxley Act of 2002 (hereinafter referred to as the “Act”), including tax consulting work, will be pre-approved by the Audit Committee. Approval of non-audit functions will be required to be disclosed in the Company’s periodic reports. The Act permits the delegation of pre-approved authority to one or more independent members of the Company’s Audit Committee.

      10. On an annual basis, after completion of the annual audit of the Company’s consolidated financial statement included in the Annual Report on Form 10-K and prior to its filing, review with outside auditors any significant changes required in the examination plan; any serious difficulties or disputes with management encountered during the course of the audit; and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards (GAAS), including but not limited to discussions relating to the outside auditors judgment about such matters as the quality, not just the acceptability, of the Company’s accounting practices and other items set forth in SAS 61.

      11. Annually approve the fees and other compensation to be paid to the outside auditor.

      12. Require a formal written statement from the outside auditor consistent with Independence Standards Board Standard No. 1. The Committee is responsible for oversight of auditor independence and shall discuss annually with the outside auditor any relationships or services that may impact the auditor’s independence, and take, or recommend to the full Board, actions to ensure that independence.

      13. Discuss with the outside auditor the auditor’s judgment about the quality of McDermott’s accounting principles and the underlying estimates as required by SAS No. 90, Audit Committee Communications.

      14. Require that the outside auditor communicates to the Committee (or be satisfied that management has communicated) with regard to their quarterly reviews any matters of the types described in SAS No. 61.

Internal Audit Function

      15. The Committee shall review and approve the appointment, replacement, reassignment or dismissal of the Vice President of Internal Audit.

      16. Annually review and approve the internal audit plan and discuss any subsequent changes in the scope of the audit plan.

      17. Review the results of the internal audit process with management and the Vice President of Internal Audit including significant findings, management’s responses thereto, and the status of corrective actions or implementation of recommendations.

      18. Evaluate the activities, organizational structure, and qualifications of the internal audit department.

Ethical and Legal Compliance

      19. Review with McDermott’s General Counsel any legal matter that could have a significant impact on the financial statements.

      20. Review management’s monitoring of compliance with McDermott’s Code of Business Ethics and Conduct, and ensure that management has the proper review system in place to ensure that McDermott’s financial statements, reports and other financial information disseminated to the public satisfy legal requirements.

      21. The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      22. Audit Committee members are prohibited from taking any action to fraudulently influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading.

Other

      23. In addition to the activities described above, the Audit Committee will perform such other functions the Committee or the Board deems necessary or appropriate under law; the Company’s articles of incorporation, by-laws and governing documents; and the resolutions and other directives of the Board of Directors. The duties and responsibilities of a member of the Audit Committee are in addition to those duties generally pertaining to a member of the Board of Directors.

      24. The Audit Committee shall have the authority to engage independent counsel or other advisors, as it determines necessary to carry out its duties.

McDERMOTT INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, MAY 7, 2003
9:30 A.M.
HOTEL INTER-CONTINENTAL
PELICAN I ROOM
444 ST. CHARLES AVENUE
NEW ORLEANS, LOUISIANA

Dear Stockholder:

McDermott International, Inc. encourages you to vote your shares electronically through the Internet or the telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the voter control number printed in the box on the reverse side. The series of numbers that appear in the box must be used to access the system.

1.	To vote over the Internet:

•	Log on the Internet and go to the web site

http://www.eproxyvote.com/mdr

2.	To vote over the telephone:

•	On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)

•	Outside of the U.S. and Canada call 201-536-8073.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PLEASE FOLD AND DETACH HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE

PROXY

McDERMOTT INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John T. Nesser, III and Francis S. Kalman, and each of them individually, as attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, to vote all the shares of common stock of McDermott International, Inc. (“McDermott”) that the undersigned may be entitled to vote at McDermott’s Annual Meeting of Stockholders to be held on May 7, 2003, and at any adjournment or postponement of such meeting, as indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present.

     The undersigned acknowledges receipt of McDermott’s Annual Report for the fiscal year ended December 31, 2002 and its Notice of 2003 Annual Meeting of Stockholders and related Proxy Statement.

     PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

McDERMOTT INTERNATIONAL, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8242
EDISON, NJ 08818-8242

THE EQUISERVE VOTE BY TELEPHONE AND VOTE BY INTERNET SYSTEMS CAN BE ACCESSED
24-HOURS A DAY, SEVEN DAYS A WEEK UNTIL 11:59 PM ON 5/6/03.

Voter Control Number

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

1. 2.	Vote-by-Internet (COMPUTER GRAPHIC)
LOG ON TO THE INTERNET AND GO TO
http://www.eproxyvote.com/mdr
ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE AND FOLLOW
ABOVE AND THE EASY STEPS OUTLINED ON THE SECURED WEBSITE.	OR	1. 2.	Vote-by-Telephone (TELEPHONE GRAPHIC) CALL TOLL-FREE 1-877-PRX-VOTE (1-877-779-8683) ENTER YOUR VOTER CONTROL NUMBER LISTED FOLLOW THE EASY RECORDED INSTRUCTIONS.

IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

PLEASE FOLD AND DETACH HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE

     1317

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE.

     IMPORTANT-PLEASE MARK APPROPRIATE BOXES ONLY IN BLUE OR BLACK INK AS SHOWN ABOVE:

——————————————————
McDERMOTT INTERNATIONAL, INC.
———————————————————

1. Election of Directors:

Nominees as Class I Directors: 1. Philip J. Burguieres, 2. Ronald C. Cambre, 3. Bruce DeMars and 4. Bruce W. Wilkinson	2.	Retention of PricewaterhouseCoopers LLP as LLP as McDERMOTT’s independent accountants for the year ending 2003 (the Directors favor a vote “FOR”).	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

FOR ALL NOMINEES [ ]	WITHHOLD FROM ALL NOMINEES [ ]	ANNUAL REPORT

		Mark here to discontinue annual report mailing for the account (for multiple account holders only).	[ ]
[ ] FOR ALL NOMINEES EXCEPT AS WRITTEN ABOVE
Every properly signed Proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF DIRECTORS, AND (2) THE RETENTION OF PRICEWATERHOUSECOOPERS LLP AS McDERMOTT’S INDEPENDENT ACCOUNTANTS. THE PROXY HOLDERS NAMED ON THE REVERSE SIDE ALSO WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING

Signature Date: Signature Date:

NOTE: Signature(s) should agree with name(s) on stock certificates as specified hereon. Executors, administrators, trustees, etc., should indicate when signing. All proxies heretofore given by the signatory to vote at such meeting or any adjournment or postponement thereof are hereby revoked.

McDERMOTT INTERNATIONAL, INC.

The Thrift Plan for Employees of McDermott Incorporated

and Participating Subsidiary and Affiliated Companies

April 4, 2003

To those individuals (“Plan Participants”) who have an interest in McDermott International, Inc. (“McDermott”) common stock, par value $1.00 per share (“common stock”), under The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”):

      We would like to give Plan Participants having an interest in shares of common stock through the Thrift Plan the right to instruct The Vanguard Group, the trustee for the Thrift Plan (the “Trustee”), how to vote the shares of common stock representing their interest in the Thrift Plan.

      In order that you may have the same information as a stockholder outside the Thrift Plan, we have enclosed a copy of the Notice of McDermott’s Annual Meeting of Stockholders and the related Proxy Statement. This information is being mailed to all stockholders of record as of March 28, 2003. We are providing this material for your information. You do not need to return it.

      Also enclosed is a voting instruction form with which you may instruct the Trustee how to vote your interest in shares of common stock in the Thrift Plan. Please return this voting instruction form in the envelope provided as soon as possible.

      If the Trustee does not receive your instructions by May 1, 2003, the Trustee will vote your interest, in its discretion, in a manner consistent with its fiduciary responsibility under the Employee Retirement Income Security Act of 1974 or other applicable legal requirements.

      This letter and the enclosed materials relate only to your interest in shares of common stock under the Thrift Plan. They do not relate to any other shares of common stock which you may own. If you own other shares of common stock, you will receive proxy materials in a separate mailing, which should be returned in the envelope provided for that purpose.

Very truly yours,

Bruce W. Wilkinson
Chairman of the Board and
Chief Executive Officer

(THE VANGUARD GROUP LETTERHEAD)

- Please fold and detach card at perforation before mailing -

CONFIDENTIAL VOTING INSTRUCTIONS

TO:	THE VANGUARD GROUP, TRUSTEE UNDER THE THRIFT PLAN FOR EMPLOYEES OF MCDERMOTT INCORPORATED AND PARTICIPATING SUBSIDIARY AND AFFILIATED COMPANIES

The undersigned participant in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”) hereby directs The Vanguard Group, the trustee of the Thrift Plan (the “Trustee”), to vote all the shares of common stock (“common stock”) of McDermott International, Inc. (“McDermott”) held in the undersigned’s Thrift Plan account at McDermott’s Annual Meeting of Stockholders to be held in the Pelican I Room of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 7, 2003, at 9:30 a.m. local time, and at any adjournment or postponement of such meeting, as indicated on the reverse side of this voting instruction form.

Every properly signed voting instruction form will be voted in accordance with the specifications made thereon. If not otherwise specified, this voting instruction form will be voted FOR (1) the election of Directors and (2) the retention of PricewaterhouseCoopers LLP as McDermott’s independent auditors.

The undersigned acknowledges receipt of McDermott’s Annual Report for the fiscal year ended December 31, 2002 and its Notice of 2003 Annual Meeting of Stockholders and related Proxy Statement.

Dated , 2003

SIGNATURE (PLEASE SIGN IN BOX)

NOTE: Signature should be the same as the name on your Thrift Plan account. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. The person signing below hereby revokes all instructions heretofore given by such person to vote the shares of common stock held in such person’s Thrift Plan account at such meeting or any adjournment or postponement thereof

     131

- Please fold and detach card at perforation before mailing -

PLEASE FILL IN BOX(ES) AS SHOWN USING BLACK OR BLUE INK. [X]
PLEASE DO NOT USE FINE POINT PENS.

1. Nominees as Class I Directors:	FOR ALL NOMINEES, EXCEPT AS SPECIFIED AT LEFT		WITHHOLD AUTHORITY FOR ALL NOMINEES
(01) Philip J. Burguieres, (02) Ronald C. Cambre, (03) Bruce DeMars and (04) Bruce W. Wilkinson

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW:	[ ]		[ ]

2. Retention of PricewaterhouseCoopers LLP as McDermott’s independent accountants for the year ending December 31, 2003 (the Directors favor a vote “FOR”)	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

PLEASE SIGN AND DATE THE FRONT SIDE OF THIS VOTING INSTRUCTION FORM
AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

McDERMOTT INTERNATIONAL, INC.

The Thrift Plan for Salaried Employees of Babcock & Wilcox Canada

April 4, 2003

       To those individuals (“Plan Participants”) who have an interest in McDermott International, Inc. common stock, par value $1.00 per share (“common stock”), under The Thrift Plan for Salaried Employees of Babcock & Wilcox Canada (the “Thrift Plan”):

      We would like to give Plan Participants having an interest in shares of common stock through the Thrift Plan the right to instruct BMO Trust Company, the trustee for the Thrift Plan (the “Trustee”), how to vote the shares of common stock representing their interest in the Thrift Plan. The proxy mailing and tabulation will be coordinated through the Trustee’s agent, ICS Shareholder Communications.

      In order that you may have the same information as a stockholder outside the Thrift Plan, we have enclosed a copy of the Notice of McDermott International, Inc.’s Annual Meeting of Stockholders and the related Proxy Statement. This information is being mailed to all stockholders of record as of March 28, 2003. We are providing this material for your information. You do not need to return it.

      Also enclosed is a voting instruction form with which you may instruct the Trustee’s agent how to vote your interest in shares of common stock in the Thrift Plan. Please return this voting instruction form in the envelope provided as soon as possible.

      If the Trustee’s agent does not receive your instructions by 10 a.m., May 2, 2003, the Trustee will not vote your shares.

      This letter and the enclosed materials relate only to your interest in shares of common stock under the Thrift Plan. They do not relate to any other shares of common stock which you may own. If you own other shares of common stock, you will receive proxy materials in a separate mailing, which should be returned in the envelope provided for that purpose.

Very truly yours,

Bruce W. Wilkinson
Chairman of the Board and
Chief Executive Officer

CONFIDENTIAL VOTING INSTRUCTIONS

TO: BMO TRUST COMPANY, TRUSTEE

UNDER THE THRIFT PLAN FOR SALARIED EMPLOYEES OF BABCOCK & WILCOX CANADA

      The undersigned participant in The Thrift Plan for Salaried Employees of Babcock & Wilcox Canada (the “Thrift Plan”) hereby directs BMO Trust Company, the trustee for the Thrift Plan (the “Trustee”), to vote all the shares of common stock (“common stock”) of McDermott International, Inc. (“McDermott”) held in the undersigned’s Thrift Plan account at McDermott’s Annual Meeting of Stockholders to be held in the Pelican I Room of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 7, 2003, at 9:30 a.m. local time, and at any adjournment or postponement of such meeting.

      Every properly signed voting instruction form will be voted in accordance with the specifications made thereon. If not otherwise specified, this voting instruction form will be voted FOR (1) the election of Directors and (2) the retention of PricewaterhouseCoopers LLP as McDermott’s independent auditors.

      The undersigned acknowledges receipt of McDermott’s Annual Report for the fiscal year ended December 31, 2002 and its Notice of 2003 Annual Meeting of Stockholders and related Proxy Statement.

      PLEASE MARK APPROPRIATE BOXES (☐) IN BLACK OR BLUE INK AND SIGN AND DATE WHERE INDICATED BELOW AND PROMPTLY RETURN THIS VOTING INSTRUCTION FORM IN THE ENCLOSED ENVELOPE.

      IF YOU DO NOT INDICATE HOW YOU WANT YOUR SHARES VOTED, AND IF THE VOTING INSTRUCTION FORM IS NOT SIGNED BELOW, WE WILL NOT VOTE YOUR SHARES.

      1. Election of Directors:

Nominees as Class I Directors: 1. Philip J. Burguieres, 2. Ronald C. Cambre, 3. Bruce DeMars and

4. Bruce W. Wilkinson.

☐	FOR all nominees, except as specified below	☐	WITHHOLD AUTHORITY for all nominees

      (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the nominee(s) name in the space provided below:

      2. Retention of PricewaterhouseCoopers LLP as McDermott’s independent accountants for the year ending December 31, 2003 (the Directors favor a vote “FOR”).

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

NOTE: Signature should be the same as the name on your Thrift Plan account. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. The person signing below hereby revokes all instructions heretofore given by such person to vote the shares of common stock held in such person’s Thrift Plan account at such meeting or any adjournment or postponement thereof.

, 2003

SIGNATURE	DATE